Exhibit 99.5

VIRGINIA NATIONAL BANKSHARES CORPORATION
FORM OF RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated as of____________________, 201_ (the “Grant Date”) is between Virginia National Bankshares Corporation (the “Company”) and ______________________ (the “Recipient”).

The Company hereby grants the Recipient a Restricted Stock Award under the Virginia National Bankshares Corporation 2014 Stock Incentive Plan as amended (the “Plan”), subject to the terms and conditions of this Agreement.

The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning provided in the Plan.

1. Restricted Stock Award. The Company shall grant _______________ shares of Restricted Stock to the Recipient as of the Grant Date. The Fair Market Value of the Restricted Stock as of the Grant Date, as determined by the Company, is $______ per share. The Recipient has the right to elect to include the value of the Restricted Stock in gross income in the year of transfer(or Grant Date) pursuant to Internal Revenue Code section 83(b) by completing the “Election to Include Value of Restricted Property in Gross Income in Year of Transfer Under Code Section 83(b)” form (the “83(b) Election Form”), attached as Exhibit A to this Agreement.

2. Restrictions. Except as provided in this Agreement, the Restricted Stock is nontransferable and subject to a substantial risk of forfeiture. The Recipient’s interest in the Restricted Stock shall become transferable and non-forfeitable (“Vested”) as of the date(s) provided in Section 3 of this Agreement (each, a “Vesting Date”). The Restricted Stock will become transferable as provided in Section 4.

3. Vesting.

(a) Vesting Date. The Restricted Stock awarded pursuant to Section 1 shall become Vested as follows, provided the Recipient is employed or serving as a director of the Company as of the Vesting Date(s) and has been so employed or serving as a director throughout the period beginning on the date of this Agreement and ending on the Vesting Date(s):

	Number or Percentage of	Total Number or Percentage
Vesting Date(s)	Share to Vests	of All Vested Shares

(b) Retirement. In the event of the Recipient’s Retirement, as defined in the Plan, before the Vesting Date, all of the Restricted Stock shall be transferable and non-forfeitable as of the date of the Recipient’s Retirement.

(c) Death or Disability. If the Recipient dies or terminates employment or service because of a Disability (as defined in the Plan) before the Vesting Date, all of the Restricted Stock shall be transferable and non-forfeitable as of the date of the Recipient’s death or Disability.

(d) Change in Control. If there is a Change in Control of the Company before the Vesting Date, all of the Restricted Stock shall be transferable and non-forfeitable as of the date of the Change in Control.

4. Restriction(s) on Transferability of Restricted Stock. The Restricted Stock may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the later of (a) the date all Restricted Shares have Vested and (b) the date that is ______________years after the termination of Recipient’s employment or service with the Company (the “Transferability Date’); provided, however, that the Restricted Stock shall be become immediately transferable in the event of the Recipient’s Retirement, death or Disability or as of the date of a Change in Control as set forth in Sections 3(b) through (d).

5. Custody of Certificates; Legend. Custody of certificates evidencing unvested Restricted Stock shall be retained by the Company. The Company shall deliver certificates to the Recipient of Restricted Stock that become Vested within 30 days after the [Vesting Date][Transferability Date] subject to Section 8, if applicable. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and this Agreement. If stock dividends are declared on Restricted Stock, such stock dividends or other distributions shall be subject to the same restrictions as the underlying shares of Restricted Stock.

6. Dividends and Voting Rights. The Recipient will have the right to receive cash dividends and will have the right to vote Restricted Stock, both unvested and Vested.

7. Effect of Termination of Employment or Service. All Restricted Stock that is not then Vested shall be forfeited if the Recipient’s employment or service with the Company terminates for any reason other than Retirement, death or Disability. The Recipient shall not be entitled to any compensation with respect to such unvested Restricted Stock.

8. Tax Liability and Income Tax Withholding. The Recipient agrees as a condition of this Restricted Stock award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, the aggregate amount of any Applicable Withholding Taxes with respect to the Restricted Stock when the fair market value of the Restricted Stock become taxable. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be delivered to the Recipient. The Recipient hereby authorizes the Company to sell or withhold all or any part of the Restricted Stock if necessary to protect the Company form incurring a withholding tax liability.

9. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, redemption, stock split, reverse stock split, recapitalization, merger, consolidation, spinoff, reorganization, combination or exchange of shares, or any similar corporate change, the number of shares of Restricted Stock subject to the Award shall be appropriately adjusted by the Committee, whose determination shall be binding.

10. Employment or Other Rights. Neither the Plan nor this Agreement confers upon the Recipient any right to continue as a director, officer, employee or consultant of the Company or limits in any respect the right of the Company to terminate the Recipient’s employment or service.

11. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

12. Severability. In the event any provision (or any part of any provision) contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) were modified to the minimum extent necessary to make it legal and enforceable and to achieve the same objective. If no such modification is possible, then this Agreement shall be construed as if such provision had never been contained herein but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

13. Acceptance of Restricted Stock Agreement. This Agreement deals only with the Restricted Stock the Recipient has been granted. By signing below, the Recipient indicates acceptance of the Restricted Stock Agreement and his or her agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan and any applicable program, shall become the Company’s Restricted Stock Agreement with the Recipient. The Recipient also acknowledges receipt of a copy of the Plan and any applicable program and agrees to all of the terms and conditions of those documents. This Agreement will not be effective until it is signed and returned.

14. Code Section 409A. To the extent applicable, this Agreement is intended to comply with Code Section 409A, and the Committee shall interpret and administer the Agreement in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Agreement that is determined to violate the requirements of Code Section 409A shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Agreement under Code Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of payment of the benefits provided for under this Agreement shall be revised as necessary for compliance with Code Section 409A.

15. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Recipient and the Company with respect to the Restricted Stock Agreement and shall be binding upon the Recipient’s legatees, distributes, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Recipient and the Company.

VIRGINIA NATIONAL BANKSHARES CORPORATION

By
Name:
Title:
Date:

[RECIPIENT NAME]

Signature
Date:

Exhibit A to Restricted Stock Agreement

Virginia National Bankshares Corporation

RESTRICTED STOCK AWARD
83(b) ELECTION FORM
To Include Value Of Restricted Property In Gross Income
In Year Of Transfer

The undersigned hereby elects to have the provisions of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), apply to purchases and grants of the property described below. The undersigned provides the following information in accordance with Treasury Regulation Section 1.83-2:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:

Address:

Social Security Number:

2.	Description of property with respect to which the election is being made:

__________restricted shares of common stock of Virginia National Bankshares Corporation (the “Company”) awarded to the taxpayer pursuant to an Agreement between the taxpayer and the Company dated as of __________, 20_____. (provide Grant Date)

3.	The date on which property is transferred and the taxable year for which the election is made:

The restricted stock was awarded and transferred to the taxpayer as of __________, 20_____ (provide Grant Date). The taxable year to which this election relates is calendar year 20_____. (provide year of grant)

4.	The nature of the restriction(s) to which the property is subject:

The restricted stock is forfeitable until the Vesting Date. The restricted stock is not transferable until the later of the Vesting Date or the Transferability Date as set forth in the restricted stock agreement.

5.	Fair market value:

The aggregate fair market value of the restricted stock subject to this election, as described in Section 2 above (determined with regard to nonlapse restrictions only), is $_____.

6.	Amount paid for property:

Except for services to be rendered, no consideration was paid for the restricted stock.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to Virginia National Bankshares Corporation

Dated: _______________, 20___.

Signature

RESTRICTED STOCK AWARD
83(b) ELECTION FORM

GENERAL INSTRUCTIONS

This form must be filed with the Internal Revenue Service Center where you file your Federal Income Tax Return on or before 30 days from __________, 20_____, with a copy furnished to the Company. A copy of this form as filed must also be attached to your 20_____ Federal Income Tax Return Form 1040. (provide year of grant)

A copy of this form should also be furnished to Virginia National Bankshares Corporation contemporaneously with your Internal Revenue Service filing.

SPECIAL INSTRUCTIONS

Paragraph 2 Insert the number of restricted units of membership interest to be covered by the election. The number may be all or any portion of the number of units awarded to you.

Paragraph 5 Multiply the number of units entered in paragraph 2 by the fair market value of each unit on the Grant Date (as stated in paragraph 1 of the Agreement) and enter the product in the space provided. This is the amount of additional compensation income which must be reported by you to the IRS and on which you will pay federal and state income taxes for 20_____. (provide year of grant)

Exhibit B to Restricted Stock Agreement

ATTACH COPY OF
VIRGINIA NATIONAL BANKSHARES CORPORATION
2014 STOCK INCENTIVE PLAN AS AMENDED